Exhibit 10.28

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of this 4th day of November 2010, by and between Interactive Data Corporation, a Delaware corporation (the “Company”), and Raymond L. D’Arcy (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Company desires to continue to employ Employee and to enter into this Agreement embodying the terms of such employment, and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1. Definitions.

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 hereof, (iii) those payments that remain due and owing pursuant to the Special Retention and Protection Program, including the “Stay Bonus” and the “Sales Incentive,” in each case pursuant to the terms and conditions set forth in the Special Retention and Protection Program, and (iv) any benefits provided under the Company’s employee benefit plans upon a termination of employment (including any accrued but unused vacation and/or personal time), in accordance with the terms contained therein.

(b) “Agreement” shall have the meaning set forth in the preamble hereto.

(c) “Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(d) “Base Salary” shall mean the salary provided for in Section 4(a) hereof or any increased salary granted to Employee pursuant to Section 4(a) hereof.

(e) “Board” shall mean the Board of Directors of the Parent.

(f) “Cause” shall mean (i) Employee’s failure (except where due to a Disability), willful neglect, or willful refusal to perform in any material respect Employee’s material duties and responsibilities, (ii) any willful or intentional act of Employee that has, or could reasonably be expected to have, the effect of injuring the business of the Company or its affiliates in any material respect, (iii) Employee’s conviction of, or plea of guilty or no contest to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Employee’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (iv) the commission by Employee of an act of fraud or embezzlement against the Company, (v) any material violation by Employee of the lawful, written policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, or (vi) Employee’s material breach of this Agreement or breach of the Non-Interference Agreement.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(h) “Company” shall have the meaning set forth in the preamble hereto.

(i) “Company Group” shall mean the Parent together with any direct or indirect subsidiaries of the Parent.

(j) “Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group. Prior to any time that such a committee has been designated, the Board shall be deemed the Compensation Committee for purposes of this Agreement.

(k) “Delay Period” shall have the meaning set forth in Section 13 hereof.

(l) “Disability” shall mean any physical or mental disability or infirmity of Employee that prevents the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(m) “Effective Date” shall mean the date first set forth above.

(n) “Employee” shall have the meaning set forth in the preamble hereto.

(o) “Good Reason” shall mean, without Employee’s consent, (i) a material diminution in Employee’s title, duties, or responsibilities as set forth in Section 3 hereof, (ii) a material reduction in Base Salary set forth in Section 4(a) hereof or Annual Bonus opportunity set forth in Section 4(b) hereof (other than pursuant to an across-the-board reduction applicable to all similarly situated executives), or the failure to timely pay those payments that remain due and owing pursuant to the Special Retention and Protection Program, including the “Stay Bonus” and the “Sales Incentive”, (iii) the relocation of Employee’s principal place of employment more than fifty (50) miles from its current location, or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii), or (iii) above). Employee acknowledges and agrees that Employee’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 8(e) hereof. Notwithstanding the foregoing, during the Term, in the event that the Company reasonably believes that Employee may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Employee from performing Employee’s duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Employee may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(p) “Non-Interference Agreement” shall mean the Confidentiality, Non-Interference, and Invention Assignment Agreement attached hereto as Exhibit A.

(q) “Parent” shall mean Igloo Holding Corporation, a Delaware corporation.

(r) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(s) “Release of Claims” shall mean the mutual Release of Claims in substantially the same form attached hereto as Exhibit B (as the same may be revised from time to time by the Company upon the advice of counsel).

(t) “Severance Benefits” shall have the meaning set forth in Section 8(h) hereof.

(u) “Term” shall mean the period specified in Section 2 hereof.

Section 2. Acceptance and Term.

The Company agrees to employ Employee, and Employee agrees to serve the Company, on the terms and conditions set forth herein. The Term shall commence on the Effective Date and, unless terminated sooner as provided in Section 8 hereof, shall continue during the period ending on the close of business on December 31, 2011.

Section 3. Position, Duties, and Responsibilities.

(a) Position, Duties, and Responsibilities. During the Term, Employee shall be employed and serve as the Vice Chairman of the Company (together with such other position or positions consistent with Employee’s title as the Company shall specify from time to time) and shall have such duties and responsibilities commensurate with such title. Employee also agrees to serve as an officer and/or director of any other member of the Company Group to the extent requested by the Board or the Company, in each case without additional compensation.

(b) Performance. From the Effective Date through December 31, 2010, Employee shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement. From January 1, 2011, through the expiration of the Term, Employee shall devote a substantial portion of his business time, attention, skill, and best efforts to the performance of his duties under this Agreement. Employee shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Employee’s duties for the Company, or (z) interferes with Employee’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board (such consent not to be unreasonably withheld), as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Employee’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of Employee’s duties and responsibilities hereunder.

Section 4. Compensation.

During the Term, Employee shall be entitled to the following compensation:

(a) Base Salary. Employee’s annualized Base Salary, payable in accordance with the regular payroll practices of the Company, shall equal $575,000 during 2010, and shall equal $350,000 during 2011, with increases (but no decreases), if any, as may be approved in writing by the Compensation Committee.

(b) Annual Bonus. Employee shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term (the “Annual Bonus”). The minimum Annual Bonus for fiscal year 2010 shall be $575,000, and the minimum Annual Bonus for fiscal year 2011 shall be $350,000; provided that Employee’s actual Annual Bonus may be higher based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the Compensation Committee and communicated to Employee. The Annual Bonus shall be paid to Employee at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Employee’s continuous employment through the payment date.

Section 5. Employee Benefits; Indemnification.

(a) Benefits. During the Term, Employee shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated employees of the Company, including coverage under any applicable directors’ and officers’ insurance policy on the same terms as similarly situated directors and officers of the Company. Employee shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated employees of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Employee notice, and the right to do so is expressly reserved.

(b) Indemnification. Company agrees that Employee shall be entitled to indemnification to the fullest extent permitted under the Company’s Articles of Incorporation and Bylaws, and as required by law. In addition, at all times during the Employee’s employment and for a period of at least three (3) years thereafter, the Company shall maintain a Directors and Officers Liability Insurance Policy under which the Employee shall be included as a “Covered Person.” In addition, the Company will provide the Executive with its standard “Indemnification Agreement” for senior executives, to the extent one exists during Employee’s employment.

Section 6. Key-Man Insurance.

At any time during the Term, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Employee shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Employee by any such documents.

Section 7. Reimbursement of Business Expenses.

During the Term of Employment, the Company shall pay (or promptly reimburse Employee) for documented, out-of-pocket expenses reasonably incurred by Employee in the course of performing his duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.

Section 8. Termination of Employment.

(a) General. The Term shall terminate earlier than as provided in Section 2 hereof upon the earliest to occur of (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Employee with or without Good Reason. Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall resign from any and all directorships, committee memberships, and any other positions Employee holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Employee has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Employee’s termination of employment hereunder) shall be paid (or commence to be paid) to Employee on the schedule set forth in this Section 8 as if Employee had undergone such termination of employment (under the same circumstances) on the date of Employee’s ultimate “separation from service.”

(b) Termination Due to Death or Disability. Employee’s employment shall terminate automatically upon Employee’s death. The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination. Upon Employee’s death or in the event that Employee’s employment is terminated due to Employee’s Disability, Employee or Employee’s estate or beneficiaries, as the case may be, shall be entitled to:

(i) The Accrued Obligations;

(ii) Any unpaid Annual Bonus in respect of calendar years 2010 and 2011, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred; and

(iii) Continued payment of Base Salary through the end of the Term, payable in accordance with the Company’s regular payroll practices.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii) and (iii) above shall, subject to delivery of written notice from the Company and an opportunity to address the Board within five (5) business days following receipt of such notice, immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of the Non-Interference Agreement. Following Employee’s death or a termination of Employee’s employment by reason of a Disability, except as set forth in this Section 8(b), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company with Cause.

(i) The Company may terminate Employee’s employment at any time with Cause, effective upon Employee’s receipt of written notice of such termination providing in reasonable detail the nature of the events allegedly constituting Cause; provided, however, that with respect to any Cause termination relying on clause (i), (ii), (v) or (vi) of the definition of Cause set forth in Section 1(f) hereof, to the extent that such act or acts or failure or failures to act are curable, Employee shall be given not less than ten (10) business days’ written notice by the Board of the Company’s intention to terminate him with Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based. Such termination shall be effective at the expiration of such ten (10) business day notice period; provided, however, that Employee (with counsel present) has had the opportunity to be heard by the Board with respect to such proposed termination and that, after such presentation, the majority of the Board (with Employee abstaining) votes to approve Employee’s termination for Cause and duly adopt a resolution in that regard. Such termination shall not be effective at the expiration of such ten (10) day notice period if Employee has cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii) In the event that the Company terminates Employee’s employment with Cause, Employee shall be entitled only to the Accrued Obligations. Following such termination of Employee’s employment with Cause, except as set forth in this Section 8(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination. In the event that Employee’s employment is terminated by the Company without Cause, Employee shall be entitled to the same payments and benefits as provided in Section 8(b) hereof for a termination due to death or Disability, subject to the same conditions on payment and benefits as described in Section 8(b) hereof. Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.

(e) Termination by Employee with Good Reason. Employee may terminate his employment with Good Reason by providing the Company ten (10) business days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such ten (10) business day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the expiration of such cure period, and Employee shall be entitled to the same payments and benefits as provided in Section 8(b) hereof for a termination due to death or Disability, subject to the same conditions on payment and benefits as described in Section 8(b) hereof. Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 8(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.

(f) Termination by Employee without Good Reason. Employee may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Employee under this Section 8(f), Employee shall be entitled only to the Accrued Obligations. In the event of termination of Employee’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Employee without Good Reason. Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 8(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(g) Employment upon or following Expiration of the Term. If Employee’s employment with the Company continues beyond the expiration of the Term, Employee shall be considered an “at-will” employee and shall not be entitled to any payments or benefits under this Agreement upon any termination upon the expiration of the Term, or any subsequent termination of employment for any reason whatsoever; provided, however, that if, upon any termination upon the expiration of the Term, any payments are due and owing pursuant to the Special Retention and Protection Program, including the “Stay Bonus” and the “Sales Incentive”, then any such payments shall be made upon the expiration of the Term. Notwithstanding anything herein or in Section 4(b) to the contrary, Employee’s Annual Bonus for 2011 shall be paid to Employee upon or as soon as practicable following Employee’s termination of employment upon or following the expiration of the Term pursuant to this Section 8(g), but in no event later than March 15, 2012.

(h) Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), or (e) of this

Section 8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Employee’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Employee’s termination of employment hereunder. If Employee fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Employee’s acceptance of such release following its execution, Employee shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Employee’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to Employee’s death or Disability, Employee’s obligations herein to execute and not revoke the Release of Claims may be satisfied on Employee’s behalf by his estate or a person having legal power of attorney over his affairs.

Section 9. Non-Interference Agreement.

As a condition of, and prior to the continuation of, Employee’s employment with the Company, Employee shall have executed and delivered to the Company the Non-Interference Agreement. The parties hereto acknowledge and agree that this Agreement and the Non-Interference Agreement shall be considered separate contracts.

Section 10. Representations and Warranties of Employee.

Employee represents and warrants to the Company that—

(a) Employee is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Employee of any agreement to which he is a party or by which he may be bound;

(b) Employee has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which Employee is or may be bound; and

(c) in connection with his employment with the Company, Employee will not use any confidential or proprietary information Employee may have obtained in connection with employment with any prior employer.

Section 11. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that Employee has been advised by the Company to seek tax advice from Employee’s own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12. Set Off; Mitigation.

The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts that Employee and Company agree are owed by Employee to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Employee and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Employee shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

Section 13. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary—

(a) Any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Employee shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Parent or any of its affiliates (including, without limitation, the Company) be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 14. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Employee’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which the Employee’s employment primarily relates, the Company shall require that this Agreement be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Employee’s consent will not be required in connection therewith.

(b) Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 14(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Employee any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 15. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 16. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 17. Governing Law and Jurisdiction.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF MASSACHUSETTS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT COMMONWEALTH, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN ANY UNITED STATES DISTRICT COURT SITTING IN MASSACHUSETTS, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN MASSACHUSETTS, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS AGREEMENT, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 18. Notices.

(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b) Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 19. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 20. Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement; provided, however, that those sections of the Special Retention and Protection Program that relate to the “Stay Bonus” and the “Sales Incentive” shall remain in full force and effect and shall not be superseded.

Section 21. Survival of Operative Sections.

Upon any termination of Employee’s employment, the provisions of Section 8 through Section 22 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 22. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

*        *        *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

INTERACTIVE DATA CORPORATION

/s/ Mason Slaine
By:	Mason Slaine
Title:	President and CEO

EMPLOYEE

/s/ Raymond L. D’Arcy
Raymond L. D’Arcy

[Signature Page to D’Arcy Employment Agreement]

FORM OF

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Severance Benefits (as defined in my Employment Agreement, dated November 4, 2010, with Interactive Data Corporation (my “Employment Agreement”)), the Non-Interference Consideration (as defined in my Non-Interference Agreement, dated November 4, 2010, and attached as Exhibit A to my Employment Agreement (my “Non-Interference Agreement”)), and other good and valuable consideration, I, Raymond L. D’Arcy, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company, the Parent, and each of their respective direct and indirect subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”), from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

For and in consideration of my release of claims against the Group as set forth above and the post-employment restrictions set forth in the Non-Interference Agreement, and other good and valuable consideration, the Company, on behalf of the Group, effective as of the date of the termination of my employment, does fully and forever release, remise, and discharge me and my spouse, heirs, administrators, executors, agents, representatives, attorneys and assigns, all individually and in their official capacities (collectively, the “D’Arcy Releasees”), from any and all claims whatsoever up to the date of the termination of my employment that it had, may have had, or now has against me, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination thereof, or (with respect to the Company’s release of me only) pursuant to the common or statutory law of any jurisdiction, but excluding (i) claims with respect to (1) the right to enforce this Agreement, the Non-Interference Agreement, or the plans and agreements governing my vested equity awards or (2) the Company’s charter or by-laws, or (ii) claims that are based upon any acts or omissions that involve willful fraud, breach of fiduciary duty, gross negligence, or intentional misconduct or arising out of facts that constitute a violation of criminal laws, (iii) cross-claims in any shareholder derivative lawsuit, or (iv) any rights of the Group arising under the Sarbanes-Oxley Act of 2002 or any written policy in effect on the date of my termination of employment that requires the disgorgement of incentive compensation as the result of an accounting restatement due to noncompliance with financial reporting requirements. Except as set forth above, the release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.

Similarly, the Company, on behalf of the Group, acknowledges and agrees that as of the date it executes this Release, it has no knowledge of any facts or circumstances that give rise or could give rise to any of the claims released by it in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) my rights and any claims relating to my rights under (X) Section 8 of my Employment Agreement, (Y) my Option Grant Notice and Agreement, or (Z) Sections 5(d), 5(e) and 9 of my Non-Interference Agreement, (ii) any rights and/or claims that cannot be waived by law and any rights in any vested benefits, or (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

I expressly acknowledge and agree that I –

•	Am able to read the language, and understand the meaning and effect, of this Release;

•

Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•

Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits and the Non-Interference Consideration in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever have had, and because of my execution of this Release;

•	Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits or the Non-Interference Consideration;

•	Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

•

Had or could have had [twenty-one (21)][forty-five (45)][1] days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

•	Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

•	Was advised to consult with my attorney regarding the terms and effect of this Release; and

•	Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. Similarly, the Company, on behalf of the Group, represents and warrants that it has not previously filed, and to the maximum extent permitted by law agrees that it will not file, a complaint, charge, or lawsuit against any member of the D’Arcy Releasees regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and Section 8 of my Employment Agreement will control as the exclusive remedy and full settlement of all such claims by me.

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group and affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days

1

To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its Chief Executive Officer. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company Group will have any obligations to pay me the Severance Benefits or the Non-Interference Consideration.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns, as well as the Company and the Parent’s respective successors and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF MASSACHUSETTS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT COMMONWEALTH, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN ANY UNITED STATES DISTRICT COURT SITTING IN MASSACHUSETTS, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN MASSACHUSETTS, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS RELEASE, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE. EACH PARTY TO THIS RELEASE ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.

Raymond L. D’Arcy
Date:

INTERACTIVE DATA CORPORATION

By:
Title: